For Immediate Release	Contact:	Anthony Griffo
Investor Relations
Bradley Pharmaceuticals, Inc.
973-882-1505, ext. 313

BRADLEY PHARMACEUTICALS
SALES UP 88% - EARNINGS UP 120%

 EXCEEDS SALES AND PROFIT GUIDANCE

Fairfield, NJ - February 26, 2004 - BRADLEY PHARMACEUTICALS, INC. (NYSE: BDY) today announced Net Sales for Year Ended December 31, 2003 reached $74.7 million versus year-ended December 31, 2002 Net Sales of $39.7 million, an increase of $35 million, or 88%.

Net Income for the Full Year 2003 amounted to $16.8 million, representing an increase of $9.2 million, or 120%, over 2002 Net Income of $7.6 million. Earnings per Diluted Share for Full Year 2003 were $1.35, or an increase of $0.68 over Full Year 2002 Earnings per Diluted Share of $0.67. Within the two operating units, Net Sales of Doak Dermatologics brands increased 91% from 2002 totals, while Kenwood Therapeutics Net Sales rose 81% from 2002 totals. In 2003, Doak brands accounted for 76% of Bradley Net Sales and Kenwood brands contributed 24% of Bradley Net Sales. The 2003 financial results exceeded current guidance, issued November 4, 2003, by $2.7 million in Net Sales and $.02 in Earnings per Diluted Share.

Every quarter in 2003 showed progressive sales and earnings growth. The Fourth Quarter was particularly strong, achieving Net Sales of $23.4 million, an increase of $12.3 million, or 111%, over 2002 Fourth Quarter Net Sales. New products introduced in Fourth Quarter 2003 accounted for approximately $738,000. Fourth Quarter 2003 Net Income amounted to $5.5 million, representing an increase of $3.4 million, or 161%, over the previous year. Fourth Quarter Earnings per Diluted Share reached $0.40, up 111% from the same period in 2002.

Management projects 2004 Net Sales to reach $94 million, a $19.3 million, or 26%, projected increase over 2003 Net Sales. In addition, management projects 2004 Net Income to rise to $21.8 million, an increase of 30%, over 2003 Net Income of $16.8 million. 2004 Earnings per Diluted Share are projected at $1.21. These estimates are based on 18.7 million fully diluted shares being outstanding, an increase of approximately 5.9 million fully diluted shares, or 46%, over the number of fully diluted shares outstanding at December 31, 2003. These projections do not include the impact of any future acquisitions.

President and CEO, Daniel Glassman, stated, “In 2003, Bradley Pharmaceuticals has achieved record-breaking annual sales and profits. Over this past year, the Company has consistently met its strategic objectives. The Company infrastructure has been strengthened by the addition of key executives and the development of an enlarged and enhanced sales force. New therapies were introduced that have been very well accepted by target physician audiences. Guidance was issued, and then re-issued three times in 2003, to reflect increased sales and earnings projections. Owing to a strong foundation, built on the core strengths of marketing, sales and financial control, all of these ambitious projections were realized. Management expects increasing contributions from in-line products, including ROSULA® and AnaMantle® HC, each introduced in 2003, as well as strong performances from ZODERM®, the Moisturizing Benzoyl Peroxide acne therapy, recently introduced by Doak Dermatologics, and Flora-Q™, a Unique Blend of Probiotic Strains, that will be launched in 2004 by Kenwood Therapeutics. Based on increasing sales and new prescriptions, the introduction of additional new products, as well as a commitment to Bradley’s core strengths, Management is confident that Bradley will achieve the ambitious goals it has set for 2004.”

Bradley Pharmaceuticals, Inc., a publicly traded company, was founded in 1985 as a specialty pharmaceutical company marketing to niche physician specialties in the US and 38 international markets. Bradley’s success revolves around the strategy of Acquire, Enhance and Grow. Bradley Acquires non-strategic brands, Enhances these brands with line extensions and improved formulations and Grows the products through promotion, advertising and selling activities to optimize life cycle management. Bradley Pharmaceuticals has two operating units: Doak Dermatologics, specializing in topical therapies for dermatology and podiatry, and Kenwood Therapeutics, providing gastroenterology, respiratory and other internal medicine brands.

Important announcement:

Daniel Glassman, CEO, will present at the Raymond James & Associates 25th Annual Institutional Investors Conference at 11:00AM Monday, March 1, 2004 Room G, at the Hyatt Regency Grand Cypress in Orlando, FL.

Brent Lenczycki, CFO, will present at the Wall Street Analyst Forum at 9:40 AMTuesday, March 2, 2004 at the Roosevelt Hotel in New York City.

Daniel Glassman, CEO, will host a Media Day Luncheon for Medical and Pharmacy Editors March 31, 2004 in New York City. (By invitation only)

Daniel Glassman, CEO, will present at the CIBC World Markets’ Annual Biotechnology and Specialty Pharmaceuticals Conference April 27-28, 2004.

Future Conferences:

Rodman & Renshaw Techvest Global Healthcare Conference May 12-14, 2004 London, UK.

Results of Operations

         NET SALES for the three months ended December 31, 2003 were $23,431,000, representing an increase of $12,306,000, or approximately 111%, from $11,125,000 for the three months ended December 31, 2002.

         For the three months ended December 31, 2003, Doak Dermatologics’ net sales were $17,027,000, representing an increase of $8,350,000, or approximately 96%, from $8,677,000 for the three months ended December 31, 2002. The increase in net sales was led by new product sales from ROSULA® AQUEOUS GEL, launched in the First Quarter 2003, of $526,000; ROSULA®AQUEOUS CLEANSER, launched in the Third Quarter 2003, of $83,000; LIDAMANTLE® LOTION, launched in the Fourth Quarter of 2003, of $142,000; LIDAMANTLE®HC LOTION, launched in the Fourth Quarter of 2003, of $223,000 and CARMOL®HC 3oz., launched in the Fourth Quarter of 2003, of $373,000. In addition, Doak benefited from same product sales growth from CARMOL®40 CREAM of $1,737,000, CARMOL®40 LOTION of $274,000, CARMOL®40 GEL of $2,490,000, LIDAMANTLE® CREAM of $549,000 and LIDAMANTLE®HC CREAM of $600,000. The total net sales for CARMOL®40 CREAM, LOTION and GEL for the three months ended December 31, 2003 were $11,413,000.

         For the three months ended December 31, 2003, Kenwood Therapeutics’ net sales were $6,404,000, representing an increase of $3,956,000, or approximately 162%, from $2,448,000 for the three months ended December 31, 2002. The increase in net sales was led by new product sales of AnaMantle® HC, launched in First Quarter of 2003, of $1,572,000 and PAMINE® FORTE, launched in Third Quarter of 2003, of $771,000 and same product sales growth from DECONAMINE® of $890,000.

         Net sales for the twelve months ended December 31, 2003 were $74,679,000, representing an increase of $35,010,000, or approximately 88%, from $39,669,000 for the twelve months ended December 31, 2002.

         For the twelve months ended December 31, 2003, Doak Dermatologics’ net sales were $56,617,000, representing an increase of $26,936,000, or approximately 91%, from $29,681,000 for the twelve months ended December 31, 2002. The increase was a result of new product sales from ROSULA® AQUEOUS GEL of $3,622,000; ROSULA® AQUEOUS CLEANSER of $2,881,000; LIDAMANTLE® LOTION of $142,000; LIDAMANTLE®HC LOTION of $223,000 and CARMOL®HC 3oz. of $373,000. In addition, Doak benefited from same product sales growth from CARMOL®40 CREAM of $8,310,000, CARMOL®40 LOTION of $3,008,000, CARMOL®40 GEL of $4,063,000, LIDAMANTLE® CREAM of $1,308,000 and LIDAMANTLE®HC CREAM of $1,877,000. The total net sales for CARMOL®40 CREAM, LOTION and GEL for the twelve months ended December 31, 2003 were approximately $36,577,000.

         For the twelve months ended December 31, 2003, Kenwood Therapeutics’ net sales were $18,062,000, representing an increase of $8,074,000, or approximately 81%, from $9,988,000 for the twelve months ended December 31, 2002. The increase in net sales was led by new product sales of AnaMantle® HC of $3,870,000 and PAMINE® FORTE of $1,371,000 and same product sales growth from DECONAMINE® of $1,517,000 and PAMINE® 2.5mg of $624,000.

         The overall increases in the sales of our products and in particular, CARMOL®40 products, LIDAMANTLE® CREAM, LIDAMANTLE® HC CREAM and PAMINE® 2.5mg, were primarily due to greater promotional efforts, including an increase in number of sales representatives detailing those products and the utilization of market research data to target receipt of product messages by physicians and customers who we believe will generate higher sales. The overall increases in DECONAMINE® were primarily due to our negotiation of more favorable managed care contracts. As of December 31, 2003, we had approximately $4,300,000 of unshipped orders, which were subsequently shipped in the first quarter 2004 or cancelled by us. The orders were not shipped due to our concern over wholesaler purchases during the quarter exceeding actual prescription demand.

         During the second quarter of 2003, a competitor launched a competing product to CARMOL®40 CREAM with the same active ingredient. During the fourth quarter 2003, generic competitors introduced less expensive comparable products to CARMOL®40 CREAM, CARMOL®40 LOTION and CARMOL®40 GEL also with the same active ingredient. These introductions of competing products may result in reduced demand for our CARMOL®40 products. If sales of the CARMOL®40 product line or any other material product line decreases and we fail to replace those sales, our revenues and profitability would decrease.

         COST OF SALES for the three months ended December 31, 2003 was $2,217,000, representing an increase of $879,000, or approximately 66%, from $1,338,000 for the three months ended December 31, 2002. The gross profit percentage for the three months ended December 31, 2003 was 91%, compared to 88% for the three months ended December 31, 2002. Cost of sales for the twelve months ended December 31, 2003 was $6,533,000, representing an increase of $1,965,000, or approximately 43%, from $4,568,000 for the twelve months ended December 31, 2002. The gross profit percentage for the twelve months ended December 31, 2003 was 91%, compared to 88% for the twelve months ended December 31, 2002. The increase in the gross profit percentage reflects a change in our sales mix, with greater sales of existing prescription products, including CARMOL®40 products and the new prescription products launched in 2003.

         SELLING, GENERAL AND ADMINISTRATIVE EXPENSES for the three months ended December 31, 2003 were $12,052,000, representing an increase of $5,700,000, or 90%, compared to $6,352,000 for the three months ended December 31, 2002. Selling, general and administrative expenses for the twelve months ended December 31, 2003 were $39,559,000, representing an increase of $17,669,000, or 81%, compared to $21,890,000 for the twelve months ended December 31, 2002. The increase in selling, general and administrative expenses reflects increased spending on sales and marketing to implement our strategy of aggressively marketing our dermatology, podiatry and gastrointestinal brands, increases in legal expenses for the twelve months ended of approximately $1,131,000 and increases in compensation expenses relating to our Economic Value Added bonus plan for the three and twelve months ended of approximately $1,014,000 and $1,673,000 each compared to the same period in the prior year. The increases in legal expenses were primarily due to current litigation.

         Selling, general and administrative expenses as a percentage of net sales were 51% for the three months ended December 31, 2003, representing a decrease of 6% compared to 57% for the three months ended December 31, 2002. Selling, general and administrative expenses as a percentage of net sales were 53% for the twelve months ended December 31, 2003, representing a decrease of 2% compared to 55% for the twelve months ended December 31, 2002. The decrease in selling, general and administrative expenses as a percentage of net sales for the three and twelve months ended December 31, 2003 are a result of net sales growing faster than selling, general and administrative expenses.

         DEPRECIATION AND AMORTIZATION EXPENSES for the three months ended December 31, 2003 were $311,000, representing an increase of $13,000 from $298,000 in the three months ended December 31, 2002. Depreciation and amortization expenses for the twelve months ended December 31, 2003 were $1,207,000, representing an increase of $67,000 from $1,140,000 for the twelve months ended December 31, 2002.

         GAIN ON INVESTMENT for the three months ended December 31, 2003 was $248,000, representing an increase of $194,000 from the three months ended December 31, 2002. Gain on investment for the twelve months ended December 31, 2003 was $312,000, compared with a loss on investment of $50,000 for the twelve months ended December 31, 2002.

         INTEREST INCOME for the three months ended December 31, 2003 was $441,000, representing an increase of $298,000 from the three months ended December 31, 2002. Interest income for the twelve months ended December 31, 2003 was $936,000, representing an increase of $499,000 from the twelve months ended December 31, 2002. The increase was principally due to investment increases from cash generated from operations and the net proceeds from the closings of $25 million of our 4% senior subordinated convertible notes due 2013 in June 2003, an additional $12 million of these notes in July 2003 and 4,600,000 shares of our common stock in a follow-on offering in December 2003.

         INTEREST EXPENSE for the three months ended December 31, 2003 was $499,000, representing an increase of $490,000 from the three months ended December 31, 2002. Interest expense for the twelve months ended December 31, 2003 was $1,048,000, representing an increase of $971,000 from the twelve months ended December 31, 2002. The increase was principally due to interest expense related to our convertible notes.

         INCOME TAX EXPENSE for the three months ended December 31, 2003 was $3,526,000, representing an increase of $2,311,000 from $1,215,000 for the three months ended December 31, 2002. Income tax expense for the twelve months ended December 31, 2003 was $10,756,000, representing an increase of $6,010,000 from $4,746,000 for the twelve months ended December 31, 2002. The effective tax rate used to calculate the income tax expense for the three and twelve months ended December 31, 2003 was approximately 39%. The effective tax rate used to calculate the income tax expense for the three and twelve months ended December 31, 2002 was approximately 37% and 38%, respectively.

         NET INCOME for the three months ended December 31, 2003 was $5,516,000, representing an increase of $3,405,000, or 161%, from $2,111,000 for the three months ended December 31, 2002. Net income as a percentage of net sales for the three months ended December 31, 2003 was 24%, representing an increase of 5% compared to 19% for the three months ended December 31, 2002. Net income for the twelve months ended December 31, 2003 was $16,825,000, representing an increase of $9,191,000, or 120%, from $7,634,000 for the twelve months ended December 31, 2002. Net income as a percentage of net sales for the twelve months ended December 31, 2003 was 23%, representing an increase of 4% compared to 19% for the twelve months ended December 31, 2002. The improvement for the three and twelve months ended December 31, 2003 was principally due to the increase in net sales, gross profit margin, and interest income described above, partially offset by our increase in selling, general and administrative expenses and interest expense.

Liquidity and Capital Resources

          Our cash and cash equivalents and short-term investments were $182,503,000 at December 31, 2003 and $26,009,000 at December 31, 2002. Cash provided by operating activities for the twelve months ended December 31, 2003 was $25,928,000. The sources of cash primarily resulted from net income of $16,825,000 plus non-cash charges for depreciation and amortization of $1,207,000; non-cash charges for amortization of deferred financing costs of $216,000; non-cash compensation for consulting services of $11,000; a bad debt expense of $24,000; tax benefit from exercise of non-qualified stock options and warrants of $1,242,000; a decrease in accounts receivable of $1,259,000 primarily due to an increase in cash collections; an increase in accounts payable of $2,589,000; an increase in accrued expenses of $3,941,000 resulting primarily from an increase in rebates; and an increase in income taxes payable of $1,021,000. The sources of cash were partially offset by an increase in deferred income taxes of $1,024,000; a gain on investment of $312,000 from sales of short-term investments; an increase in inventories of $228,000, primarily due to initial purchases of finished goods of our newly launched products; and an increase in prepaid expenses and other of $842,000.

        Cash used in investing activities for the twelve months ended December 31, 2003 was $33,053,000, resulting from net purchases of short-term investments of $32,630,000 and property and equipment of $423,000.

         Cash provided by financing activities for the twelve months ended December 31, 2003 was $130,792,000, which was principally the result of the gross proceeds from the sale of common stock in December 2003 of $103,132,000; the proceeds from the sale in June and July 2003 of our 4% convertible senior subordinated notes in the principal amount of $37,000,000, proceeds from exercise of stock options and warrants of $972,000 and distribution of treasury shares valued at $107,000 to fund our 401(k) plan, partially offset by payments of offering costs associated with the sale of our common stock of $6,927,000; payments of deferred financing costs associated with the sale of our convertible notes of $2,709,000; payments of notes payable of $238,000 and purchases of treasury shares of $545,000.

Bradley Pharmaceuticals (BDY) invites you to participate in the 4th Qtr. 2003 Earnings conference call Thursday, February 26, 2004, at 10 AM (ET), Questions & Answers to follow. Please dial 1-888-573-3046 approximately 10 minutes prior to the start time of the call. Playback of the conference call will be available on Thursday after 2 PM (ET) for 24 hours, by calling 1-800-642-1687 and entering reservation number 4978737. This call also will be available online at www.bradpharm.com for 30 days.

Please visit Bradley Pharmaceuticals web site at: www.bradphrm.com

Bradley Pharmaceuticals common stock is listed on the NYSE under the symbol BDY.

Except for historical and factual information, this press release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements include statements that address activities, events or developments that Bradley expects, believes or anticipates will or may occur in the future, such as earnings estimates, launches of new products, market acceptance of products, and predictions of future financial performance. All forward-looking statements are based on assumptions made by Bradley based on its experience and perception of historical trends, current conditions, expected future developments and other factors it believes are appropriate under the circumstances. These statements are subject to numerous risks and uncertainties, many of which are beyond Bradley’s control, including Bradley’s ability to maintain CARMOL® sales and bear the outcome of related pending litigation and the introduction of new and future competing products, whether branded, or generic, or comparable, effectively purchase or integrate new products into its portfolio or effectively react to other risks described from time to time in Bradley’s SEC filings. Further, Bradley cannot predict the impact on its business of any introduction, or future approvals, of generic or therapeutically equivalent or comparable versions of its products or of other competing products. No forward-looking statement can be guaranteed, and actual results may differ materially from those projected. Bradley undertakes no obligation to publicly update any forward-looking statement, whether as a result of new information, future events or otherwise.

BRADLEY PHARMACEUTICALS, INC.
CONDENSED CONSOLIDATED BALANCE SHEET
December 31, 2003		December 31, 2002
ASSETS	(unaudited)
Current assets
Cash and cash equivalents	$144,488,208	$20,820,725
Short-term investments	38,014,672	5,188,091
Accounts receivable - net	2,610,715	3,892,863
Inventories	2,393,690	2,165,727
Deferred tax asset	2,676,208	1,339,755
Prepaid expenses and other	1,640,188	804,563
Prepaid income taxes	-	315,558

Total current assets	191,823,681	34,527,282

Property and equipment - net	952,436	915,681
Intangible assets - net	5,238,532	6,059,143
Goodwill	289,328	289,328
Deferred tax asset	2,474,990	2,787,479
Deferred financing costs	2,620,161	127,291
Other assets	13,555	7,326

Total Assets	$203,412,683	$44,713,530

LIABILITIES AND STOCKHOLDERS’ EQUITY
Liabilities
Current liabilities:
Current maturities of long-term debt	$91,677	$224,510
Accounts payable	4,340,000	1,750,901
Accrued expenses	8,330,198	4,389,041
Income taxes payable	705,308	-

Total current liabilities	13,467,183	6,364,452
Long-term liabilities:
Long-term debt, less current maturities	49,831	155,362
Convertible senior subordinated notes due 2013	37,000,000	-

Stockholders’ equity
Preferred stock, $.01 par value; authorized, 2,000,000 shares; issued, none	-	-
Common stock, $.01 par value, authorized 26,400,000; issued 15,752,287 shares at December 31, 2003, 10,836,018 shares at December 31, 2002	157,523	108,360
Common, Class B, $.01 par value, authorized 900,000 shares, issued and outstanding, 429,752 shares at December 31, 2003 and December 31, 2002	4,298	4,298
Additional paid-in capital	129,626,913	31,153,596
Retained earnings	25,393,778	8,569,062
Accumulated other comprehensive gain (loss)	(17,045)	98,323
Treasury stock, at cost (831,286 shares at December 31, 2003, 793,195 shares at December 31, 2002)	(2,269,798)	(1,739,923)

	152,895,669	38,193,716

Total liabilities and stockholders’ equity	$203,412,683	$44,713,530

BRADLEY PHARMACEUTICALS, INC.
CONDENSED CONSOLIDATED
STATEMENTS OF OPERATIONS
(UNAUDITED)

	Three Months Ended December 31,		Twelve Months Ended December 31,

	2003	2002	2003	2002
Net sales	$23,431,122	$11,125,236	$74,679,251	$39,668,973
Cost of sales	2,216,672	1,338,260	6,533,119	4,568,461

	21,214,450	9,786,976	68,146,132	35,100,512

Selling, general and
administrative expenses	12,051,573	6,351,662	39,558,738	21,890,232
Depreciation and amortization	310,658	297,615	1,207,116	1,139,531
Loss (gain) on investment	(248,149)	(53,763)	(312,285)	49,535
Interest income	(441,176)	(143,266)	(936,345)	(436,906)
Interest expense	499,359	9,168	1,048,192	77,645

	12,172,265	6,461,416	40,565,416	22,720,037

Income before
income taxes	9,042,185	3,325,560	27,580,716	12,380,475

Income tax expense	3,526,000	1,215,000	10,756,000	4,746,000

Net income	$5,516,185	$2,110,560	$16,824,716	$7,634,475

Net income
per common share
Basic	$0.48	$0.20	$1.55	$0.73

Diluted	$0.40	$0.19	$1.35	$0.67

Weighted average number
of common shares
Basic	11,460,000	10,480,000	10,820,000	10,470,000

Diluted	14,490,000	11,400,000	12,840,000	11,440,000

BRADLEY PHARMACEUTICALS, INC.
CONDENSED CONSOLIDATED
STATEMENTS OF CASH FLOWS
(UNAUDITED)

	Years ended December 31,
	2003	2002
Cash flows from operating activities
Net income	$16,824,716	$7,634,475
Adjustments to reconcile net income to net cash
provided by operating activities:
Depreciation and amortization	1,207,116	1,139,531
Amortization of deferred financing costs Deferred income taxes	216,171	40,564
	(1,023,964)	284,408
Allowance for doubtful accounts	23,640	-
Losses (Gains) on short-term investments	(312,285)	49,535
Noncash compensation for consulting services	11,041	113,685
Tax benefit due to exercise of non-qualified options
and warrants	1,242,177	412,734
Changes in operating assets and liabilities:
Accounts receivable	1,258,508	(423,611)
Inventories	(227,963)	(185,359)
Prepaid expenses and other	(841,854)	(184,647)
Accounts payable	2,589,099	(121,183)
Accrued expenses	3,941,157	1,532,546
Income taxes payable	1,020,866	(703,843)

Net cash provided by operating activities	25,928,425	9,588,835

Cash flows from investing activities:
Proceeds (purchases) from short-term investments- net	(32,629,664)	1,877,978
Purchase of property and equipment	(423,260)	(404,598)

Net cash provided by (used in) investing activities	(33,052,924)	1,473,380

	2003	2002
Cash flows from financing activities:
Payment of notes payable	(238,364)	(164,764)
Proceeds from sale of 4% convertible senior subordinated notes	37,000,000	-
Proceeds from sale of common stock	103,132,000	-
Proceeds from exercise of stock options and warrants	971,607	268,060
Payment of deferred financing costs	(2,709,041)	(138,863)
Payment of offering and registration costs	(6,926,543)	(110,057)
Purchase of treasury stock	(545,055)	(517,013)
Distribution of treasury stock	107,378	83,933

Net cash provided by (used in) financing activities	130,791,982	(578,704)

NET INCREASE IN CASH AND CASH
EQUIVALENTS	123,667,483	10,483,511

Cash and cash equivalents at beginning of year	20,820,725	10,337,214

Cash and cash equivalents at end of year	$144,488,208	$20,820,725